UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2012 (December 28, 2011)

Oxford Resource Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-34815	77-0695453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 South High Street, Suite 3450 Columbus, OH 43215

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (614) 643-0314

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2011, Oxford Mining Company, LLC (the “Borrower”) and Oxford Resource Partners, LP (the “Registrant”) entered into a Third Amendment to Credit Agreement (the “Third Amendment”) with Citicorp USA, Inc., as Administrative Agent, and the Lenders party thereto, amending that certain Credit Agreement to which they are parties dated as of July 6, 2010, as previously amended (as so previously amended, the “Credit Agreement”).

Pursuant to the terms of the Third Amendment, the parties agreed to modify certain financial covenants set forth in the Credit Agreement. These modifications included (i) increasing the existing leverage ratio of 2.75 to 1 to 3.25 to 1 for the period from January 1, 2012 through June 30, 2012 and to 3.00 to 1 for all periods thereafter and (ii) increasing the maximum scheduled amount of permitted capital expenditures for fiscal year 2011 from $40 million to $43 million. The definitions of and methods used to determine the leverage ratio and permitted capital expenditures remain unchanged, and are set forth in the Credit Agreement. In connection with the Third Amendment the Borrower paid Citicorp USA, Inc., as Administrative Agent, for the ratable benefit of the Lenders executing the Third Amendment, a non-refundable amendment fee in the amount of 0.25% of the currently outstanding loan commitments under the Credit Agreement.

The foregoing summary of the Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which will be filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Third Amendment described above under Item 1.01 is incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oxford Resource Partners, LP

	By:	Oxford Resources GP, LLC,
its general partner

Dated: January 4, 2012		By:	/s/ Jeffrey M. Gutman
Name: Jeffrey M. Gutman
Title: Senior Vice President,
Chief Financial Officer and Treasurer